CHAPMAN AND CUTLER LLP                                   111 WEST MONROE STREET
                                                        CHICAGO, ILLINOIS 60603



                                February 12, 2010



Energy Income and Growth Fund
120 E. Liberty Drive
Wheaton, Illinois  60187


Ladies and Gentlemen:

         As counsel to Energy Income and Growth Fund (the "Fund"), we delivered to you an opinion letter dated May 5, 2009 in connection with a Registration Statement filed by the Fund with the Securities and Exchange Commission (the "SEC") on Form N-2, File No. 333-154254 as amended by post-effective amendment No. 3 (as amended, the "Registration Statement"). The Registration Statement was filed for the purpose of registering with the SEC common shares of beneficial interest of the Fund, par value $.01 per share (the "Shares"). This opinion relates to the offer and sale of up to 805,000 Shares under the Registration Statement.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and proceedings as we have considered necessary for the purposes of this opinion. We have also examined and are familiar with the proceedings taken by the Fund to authorize the issuance and sale of up to 805,000 Shares. In addition, we have examined a copy of the Registration Statement, including the exhibits thereto, and a copy of the Prospectus dated May 8, 2009 (the "Prospectus") included in the Registration Statement and a copy of a Prospectus Supplement to the Prospectus dated February 12, 2010 (the "Prospectus Supplement").

         In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the declaration of trust and by-laws of the Fund, actions of the board of trustees of the Fund authorizing the issuance of shares of the Fund and the Registration Statement.

         We assume that, upon sale of the Shares, the Fund will receive the authorized consideration therefor, which will at least equal the net asset value of the Shares.


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Energy Income and Growth Fund
February 12, 2010
Page 2



         Based upon the foregoing, we are of the opinion that when the Shares are issued and sold after authorized consideration therefor is received by the Fund in accordance with the Prospectus and Prospectus Supplement, they will be validly issued, fully paid and nonassessable by the Fund, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for obligations of the Fund.

         In rendering the foregoing opinion, we have relied upon the opinion of Bingham McCutchen LLP expressed in their letter to us dated February 12, 2010.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                          Very truly yours,

                                          /s/Chapman and Cutler LLP